NASDAQ: CECE

NEWS RELEASE

CECO ENVIRONMENTAL ACQUIRES EFFOX, INC.

NEW YORK, March 1, 2007 – CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems, announced today that it has completed the acquisition of Effox, Inc. in an all cash transaction. Effox, located in Cincinnati, Ohio, engineers and manufactures dampers and expansion joints for use in flue gas and process air handling systems and is a leading provider of equipment to the power industry. Effox also provides design, rebuilding and repair services for a variety of existing industrial systems.

Rick Blum, President and Chief Operating Officer, stated, “We are delighted to have Effox as part of the CECO family. Effox is a quality company with a well deserved reputation in the pollution control industry.”

Phillip DeZwirek, Chairman and CEO of CECO stated, “Effox had sales last year of approximately $28 million. We expect this acquisition to enhance both our revenues and our earnings. Effox had a $34 million backlog as of February 28, 2007, which combined with CECO’s year end backlog would have been $131 million at that time. More importantly, we are continuing our ‘horizontal integration’ strategy and deepening our penetration of the Power Industry, an area where we see significant growth opportunities.”

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its seven subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum and H. M. White, Inc. -- CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at: http://www.cecoenviro.com/

Contact: Corporate Information Phillip DeZwirek, CECO Environmental Corp. Email: investors@cecoenviro.com 1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.